Exhibit 99

Investor Contact:                                             Media Contact:
Emma Jo Kauffman                                              Andrea Ewin Turner
(615) 855-5525                                                (615) 855-5209


DOLLAR GENERAL REPORTS INCREASED NOVEMBER SALES

GOODLETTSVILLE, Tenn. - December 5, 2002 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the November four-week period ended November 29, 2002, equaled $522.4 million compared with $478.8 million last year, an increase of 9.1 percent. Same-store sales for the November period increased 0.5 percent compared with a 2.8 percent increase in the November period of 2001. The average customer purchase in November was approximately $8.86 compared to $8.99 in the same period last year. Customer transactions in same-stores increased approximately 1.8 percent.

November sales by major merchandise category:


                                   2002                  2001            Est. Same-Store
                             Percent of Sales      Percent of Sales       Sales Change
                             ----------------      ----------------      ---------------
    Highly Consumable              57%                   53%                   +7%
    Home Products                  14%                   15%                   -3%
    Basic Clothing                 11%                   10%                   +5%
    Hardware and Seasonal          18%                   22%                  -17%


Departments reporting the strongest same-store percentage sales increases for November include the infants, toddler and girls department, the home cleaning and food department and the men's and boy's department. Geographically, stores in Michigan, Georgia and Florida reported the strongest same-store sales.

For the 43-week period ended November 29, 2002, Dollar General's total retail sales increased 15.4 percent to $4.9 billion from $4.2 billion in the same period a year ago. Same-store sales for the 43-week period increased 6.4 percent.

Sales  Outlook:
---------------
For the five-week December period ending January 3, 2003, the Company expects total sales to increase ten to thirteen percent. Same-store sales are expected to increase three to five percent compared with a same-store sales increase of
8.9 percent in the December period last year. December sales results will be released on Thursday, January 9, 2003.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION, INCLUDING INFORMATION REGARDING THE COMPANY'S FUTURE SALES OUTLOOK. THE WORDS "BELIEVE," "ANTICIPATE," "PROJECT," "PLAN," "EXPECT," "ESTIMATE," "OBJECTIVE," "FORECAST," "GOAL," "INTEND," "WILL LIKELY RESULT," OR "WILL CONTINUE" AND SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. THE COMPANY BELIEVES THE ASSUMPTIONS UNDERLYING THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED BY, OR IMPLIED IN, THE FORWARD-LOOKING STATEMENTS. A NUMBER OF FACTORS MAY RESULT IN ACTUAL RESULTS DIFFERING FROM SUCH FORWARD-LOOKING INFORMATION INCLUDING, BUT NOT LIMITED TO: THE COMPANY'S ABILITY TO MAINTAIN ADEQUATE LIQUIDITY THROUGH ITS CASH RESOURCES AND CREDIT FACILITIES; THE COMPANY'S ABILITY TO COMPLY WITH THE TERMS OF THE COMPANY'S CREDIT FACILITIES (OR OBTAIN WAIVERS FOR NON-COMPLIANCE); TRANSPORTATION AND DISTRIBUTION DELAYS OR INTERRUPTIONS, INCLUDING, BUT NOT LIMITED TO, THE IMPACT OF THE RECENT MANAGEMENT LOCKOUT OF THE WEST COAST DOCK-WORKERS AND ANY ONGOING WORK SLOWDOWN ON THE ECONOMY AND ON THE COMPANY'S ABILITY TO RECEIVE INVENTORY; INVENTORY RISKS DUE TO SHIFTS IN MARKET DEMAND; CHANGES IN PRODUCT MIX; INTERRUPTIONS IN SUPPLIERS' BUSINESSES; COSTS AND POTENTIAL PROBLEMS AND INTERRUPTIONS ASSOCIATED WITH IMPLEMENTATION OF NEW OR UPGRADED SYSTEMS AND TECHNOLOGY; FUEL PRICE AND INTEREST RATE FLUCTUATIONS; A DETERIORATION IN GENERAL ECONOMIC CONDITIONS CAUSED BY ACTS OF WAR OR TERRORISM; TEMPORARY CHANGES IN DEMAND DUE TO WEATHER PATTERNS; DELAYS ASSOCIATED WITH BUILDING, OPENING AND OPERATING NEW STORES; AND THE IMPACT OF THE SEC INQUIRY RELATED TO THE RESTATEMENT OF CERTAIN OF THE COMPANY'S FINANCIAL STATEMENTS.

READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS RELEASE. THE COMPANY DISCLAIMS ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS RELEASE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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